Exhibit 10.2

FIRST AMENDMENT

TO

SOUTHERN FIRST BANK

SALARY CONTINUATION AGREEMENT

            THIS FIRST AMENDMENT TO SALARY CONTINUATION AGREEMENT (this “Amendment”) is executed by the undersigned to be effective September 30, 2013.  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Salary Continuation Agreement (the “Agreement”) by and between Southern First Bank, N.A. (the “Bank”) and F. Justin Strickland (the “Executive”) dated October 1, 2008.

W I T N E S S E T H :

            WHEREAS, on April 1, 2013, the Bank converted from a national bank charter to a South Carolina state bank charter and the Bank’s name was changed from Southern First Bank, N.A. to Southern First Bank;

            WHEREAS, on September 13, 2013, in recognition of his expanding responsibilities with the Bank as its president, the Board of Directors of the Bank approved and authorized the Bank to amend Section 2.4.1 and Schedule A of the Agreement to reflect an increase in the amount of the Change in Control benefit to be paid to the Executive if a Change in Control occurs after the date of the Agreement but before Normal Retirement Age and before Separation from Service;

            WHEREAS, in addition, on September 13, 2013, the Board of Directors of the Bank approved and authorized the Bank to amend Section 7.14 of the Agreement to reflect the Board of Directors’ determination that it is no longer in the best interests of the Bank to provide to the Executive the Gross-Up Payment Amount in the event the Total Benefits to be paid to the Executive under the Agreement become subject to the Excise Tax under Section 280G of the Internal Revenue Code of 1986 as further described in Section 7.14 of the Agreement; and

            WHEREAS, the parties now desire to enter into this Amendment to (i) reflect the name change of the Bank; (ii) change the amount of the Change in Control benefit under Section 2.4.1 of the Agreement and revise Schedule A to reflect such change; (iii) amend Section 7.14 of the Agreement to eliminate the potential Gross-Up Payment Amount; and (iv) amend Schedule A to reflect the amended benefits as well as revise any other sections of the Agreement related thereto.

            NOW THEREFORE, in consideration of the matters set forth above, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

            1.    Any and all references in the Agreement to Southern First Bank, N.A. shall now be references to Southern First Bank.

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2.    Section 2.4.1 Amount of Benefit. of Article 2 of the Agreement is hereby amended by deleting it in its entirety and replacing it with the following Section 2.4.1:

“2.4.1 Amount of Benefit.  The benefit under this section 2.4 is the amount equal to the Executive’s Accrual Balance at the Executive’s Normal Retirement Age, without additional discount for the time value of money.”

            3.  Schedule A of the Agreement is hereby amended by deleting it in its entirety and replacing it with the First Amended Schedule A attached hereto and made a part hereof.

            4.    Section 7.14 Internal Revenue Code Section 280G. of Article 7 of the Agreement is hereby amended by deleting it in its entirety and replacing it with the following Section 7.14:

“7.14   Internal Revenue Code Section 280G.  If as the result of a Change in Control the Executive becomes entitled to acceleration of benefits under this Agreement or under any other plan or agreement of or with the Bank or its affiliates (together, the “Total Benefits”), and if any of the Total Benefits will be subject to the Excise Tax as set forth in sections 280G and 4999 of the Internal Revenue Code of 1986 (the “Excise Tax”), the Bank shall reduce any payment pursuant to this Agreement to the least extent necessary so that no portion of the payment shall be subject to the Excise Tax, but only if, by reason of such reduction, the net after-tax benefit received by the Executive as a result of such reduction will exceed the net after-tax benefit that would have been received by the Executive if no such reduction were made.  If, however, such payment is not reduced as described above, then such payment hereunder shall be paid in full to the Executive and the Executive shall be responsible for payment of any Excise Taxes relating to the payment.”

            5.    Section 2.4.2 Payment of Benefit. of Article 2 of the Agreement is hereby amended as follows:

            2.4.2    Payment of Benefit.  The Bank shall pay the Change-in-Control benefit under section 2.4 of this Agreement to the Executive in one lump-sum within three (3) days after the Change in Control.  Payment of the Change-in-Control benefit shall fully discharge the Bank from all obligations under this Agreement, except the legal fee reimbursement obligation under section 7.13 ~~and the obligation to make section 280G excise-tax gross-up payments under section 7.14~~.” [changes marked].

            6.    Schedule A of the Agreement is hereby amended as shown on the Attachment:

            7.    Except as expressly herein modified and amended, all terms, provisions, and conditions of the Agreement shall remain in full force and effect.

            8.    This Amendment may be executed in counterparts, each of which shall for all purposes be deemed an original, and all of such counterparts shall together constitute one and the same amendment.

            9.     This Amendment shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, legal representatives and assigns.

[Signatures appear on the following page.]

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             IN WITNESS WHEREOF, the undersigned have caused this Amendment to be duly executed the 30th day of September, 2013, effective as of the date first written above.

EXECUTIVE:                                                                                                                                         BANK:

                                                                                                                                                            Southern First Bank

/s/F. Justin Strickland                                                                                                                          By:       /s/R. Arthur Seaver, Jr.

F. Justin Strickland                                                                                                                                          R. Arthur Seaver, Jr.

                                                                                                                                                            Its:            Chief Executive Officer

                                                                                                                                                            And By:/s/James B. Orders, III

                                                                                                                                                                         James B. Orders, III

                                                                                                                                                            Its:            Chairman of the Board

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First Amended Schedule A

Southern First Bank

Salary Continuation Agreement

F. Justin Strickland

SCHEDULE A ASSUMPTIONS:

1.    Please Note:  The Schedule A calculations below are for illustrative and informational purposes only and are subject to change due to changes in the assumptions from time to time, such as changes in the assumed discount rate, variations between the assumed timing of certain payments and the eventual actual timing of such payments, and other factors.  The below calculations assume a four and one-quarter percent (4.25%) discount rate and an August 1, 2013 Amended SERP Effective Date.  If there is a contradiction between the terms of the Agreement and this Schedule A concerning the actual amount of a particular benefit amount due to the Executive, then the actual amount of the benefit set forth in the Agreement shall control.  If the Plan Administrator changes the discount rate employed for purposes of calculating the Accrual Balance, the Plan Administrator shall prepare or cause to be prepared a revised Schedule A for the Executive, which shall supersede and replace any and all Schedules A previously prepared under or attached to this Agreement.

2.    The Schedule A calculations below assume a benefit payable for the Executive’s lifetime after age sixty-five (65), with a minimum benefit for a fifteen (15) – year term certain period.

3.    The change-in-control benefit for Mr. Strickland is his normal retirement age Accrual Balance, without any additional discount for the time value of money.

4.    The Schedule A calculations assume that payment of the early termination and disability benefits begins immediately after the Executive attains age sixty-five (65).  The possible six (6) – month delay because of Internal Revenue Code section 409A is ignored for calculation purposes.

5.    The early termination and disability benefits are actually based on the Executive’s Accrual Balance existing at the end of the month immediately before early termination occurs or immediately before the month in which termination because of disability occurs, compounding this Accrual Balance forward to the Executive’s Normal Retirement Age taking into account interest at the discount rate or rates established by the Plan Administrator, and amortizing this resulting amount over the Executive’s lifetime for a fifteen (15) – year term certain period beginning with the Executive’s Normal Retirement Age.  For clarity, Schedule A shows early termination and disability benefits based on the Executive’s end-of-year Accrual Balances.  For example, Mr. Strickland’s $73,784 early termination and disability benefit at age 52 is based on his December 31, 2015 Accrual Balance, as compounded and amortized as discussed above.  Accordingly, the $73,784  early termination and disability benefit assumes his termination occurs in January  2016.

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